Exhibit 5.2

Management Information Circular

                                                                MARSULEX

Executive Offices
111 Gordon Baker Road, Suite 300
Toronto, Ontario
M2H 3R1


NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an annual meeting of shareholders (the "Meeting") of Marsulex Inc. (the "Company") will be held at 3:00 p.m. (Toronto time) on May 19th, 2005 at St. Andrew's Club and Conference Centre, 27th Floor, 150 King Street West, Toronto, Ontario, Canada M5H 1J9 for the following purposes:

      (a) to receive the financial statements of the Company for the fiscal year ended December 31, 2004 and the report of the auditors thereon;
      (b)   to elect directors for the ensuing year;
      (c) to appoint auditors for the ensuing year and to authorize the directors to fix the remuneration to be paid to the auditors; and
      (d) to transact such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

The accompanying Management Information Circular provides additional information relating to matters to be dealt with at the Meeting and forms part of this Notice.

DATED at Toronto, Ontario this 21st day of March, 2005


                                          By Order of the Board of Directors


                                          /s/ Laurie Tugman
                                          LAURIE TUGMAN
                                          President and Chief Executive Officer

Note: If you are a holder of common shares of the Company and you are not able to be present at the Meeting, please exercise your right to vote by signing and returning the enclosed form of proxy to the Company's transfer agent, Computershare Trust Company of Canada ("Computershare"), using the enclosed envelope. Computershare must receive your proxy no later than 5:00 p.m. (Toronto time) on May 18, 2005 or, if the meeting is adjourned or postponed, 48 hours (excluding Saturdays and statutory holidays) before any reconvened meeting. Only shareholders of record at the close of business on March 23, 2005 will be entitled to notice of the meeting or any adjournment or postponement thereof, except that a person who has acquired shares subsequent to March 23, 2005 will be entitled to vote such shares upon making a written request to that effect by May 18, 2005 to the Corporate Secretary of the Company and establishing ownership of such shares.

MANAGEMENT INFORMATION CIRCULAR                                  MARSULEX


The purpose of the annual meeting of shareholders of Marsulex Inc. (the "Meeting") is to elect directors, to appoint auditors and to receive the 2004 financial statements of the Company.

THE CORPORATION

Marsulex Inc. ("Marsulex" or the "Company") was amalgamated under the laws of Canada by a Certificate of Amalgamation dated June 16, 1989. By a Certificate of Amendment dated June 16, 1989, the Company amended its articles to remove the private company restrictions. By a Certificate of Amendment dated November 19, 1996, Marsulex amended its articles by, among other things, changing the minimum and maximum number of directors, amending the authorized capital and reclassifying certain classes of shares to prepare for a rights offering.

PROXY SOLICITATION AND VOTING AT THE MEETING

Solicitation of Proxies by Management

This Management Information Circular is furnished in connection with the solicitation by management of Marsulex of proxies to be used at the Company's Meeting to be held on Thursday, May 19, 2005 at 3:00 p.m. (Toronto time) at St. Andrew's Club and Conference Centre, 27th Floor, 150 King Street West, Toronto, Ontario, Canada M5H 1J9. The costs of such solicitation will be borne by the Company. The solicitation will be primarily by mail. However, the directors, officers and employees of the Company may also solicit proxies by telephone, facsimile or in person. The information contained herein, unless otherwise indicated, is given as at March 1, 2005.

The persons specified in the enclosed form of proxy are representatives of management and are directors and/or officers of the Company. Each shareholder has the right to appoint a person (who need not be a shareholder of the Company) other than the persons designated in the enclosed form of proxy, to attend and act for the shareholder and on the shareholder's behalf at the Meeting or any adjournment or postponement thereof. This right may be exercised by striking out the names of the designated persons on the form of proxy and inserting the name of the shareholder's nominee in the space provided, or by completing another appropriate form of proxy. In either case, the proxy form must be dated and be executed by the shareholder, or his or her attorney authorized in writing. To be valid, proxies must be returned in the enclosed envelope or deposited with the Company's transfer agent, Computershare Trust Company of Canada ("Computershare"), at 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 Attention: Proxy Department. Computershare must receive your proxy no later than 5:00 p.m. (Toronto time) on May 18, 2005 or, if the Meeting is adjourned, 48 hours (excluding Saturdays and statutory holidays) before any reconvened Meeting.

Only registered holders of common shares of the Company, or the persons they appoint as their proxies, are permitted to attend and vote at the Meeting. However, in many cases, common shares of the Company that are beneficially owned by a holder (a "Non-Registered Holder") are registered either:

(a) in the name of an intermediary (an "Intermediary") that the Non-Registered Holder deals with in respect of the shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or

(b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant.



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


In accordance with the requirements of National Instrument 54-101, the Company will distribute copies of the Notice of Meeting, this Management Information Circular, the form of proxy and the 2004 annual report (which includes management's discussion and analysis) (collectively, the "Meeting Materials") to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders. Intermediaries are required to forward Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, Intermediaries will use service companies to forward the Meeting Materials to Non-Registered Holders. Generally, Non-Registered Holders who have not waived the right to receive Meeting Materials will either:

(a) be given a proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise uncompleted. This form of proxy need not be signed by the Non-Registered Holder. In this case, the Non-Registered Holder who wishes to submit a proxy should otherwise complete the form of proxy in accordance with its directions and deposit it with Computershare at 100 University Avenue, 9th floor, Toronto, Ontario, M5J 2Y1 Attention: Proxy Department; or

(b) be given a voting instruction form which must be completed and signed by the Non-Registered Holder in accordance with the directions on the voting instruction form (which may in some cases permit the completion of the voting instruction form by telephone).

The purpose of these procedures is to permit Non-Registered Holders to direct the voting of the shares they beneficially own. Should a Non-Registered Holder who receives either a proxy or a voting instruction form wish to attend and vote at the meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should strike out the names of the persons named in the proxy and insert the Non-Registered Holder's (or such other person's) name in the blank space provided or, in the case of a voting instruction form, follow the corresponding instructions on that form. In either case, Non-Registered Holders should carefully follow the instructions of their Intermediaries and their service companies.

VOTING IN PERSON

If you attend the Meeting in person, and are a registered shareholder, you can cast one vote for each of your registered common shares on any or all resolutions put before the Meeting. You may dissent from any matter proposed at the Meeting by withholding from voting your common shares for the resolutions at the Meeting.

VOTING OF PROXIES AND EXERCISE OF DISCRETION

The common shares of the Company (the "Common Shares") represented by proxies in favour of the management representatives will be voted (or withheld from voting) by the persons named in the form of proxy in accordance with the directions of the shareholder appointing them. In the absence of any direction to the contrary, it is intended that the Common Shares represented by proxies in favour of the management representatives will be voted on any ballot for the election of the directors and for the appointment of auditors, as described in this Management Information Circular. The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to matters not specifically mentioned in the Notice of Meeting but which may properly come before the Meeting or any adjournment or postponement thereof. At the date of this Management Information Circular, management knows of no such amendments, variations or other matter to come before the Meeting other than the matters referred to in the Notice of Meeting and routine matters incidental to the conduct of the Meeting. If any further or other matter is properly brought before the Meeting, the persons designated in the enclosed form of proxy will vote thereon in accordance with their best judgement pursuant to the discretionary authority conferred by such proxy with respect to such matters.

REVOCABILITY OF PROXIES

A proxy given pursuant to this solicitation may be revoked, as to any motion on which a vote has not already been cast pursuant to the authority conferred by it, by instrument in writing, including another proxy bearing a later date, executed by the shareholder or by his or her attorney authorized in writing or, if the shareholder is a body corporate, by an officer or attorney thereof duly authorized, and deposited either at the registered office of the Company at any time up to and including the last business day preceding the day of the Meeting or any adjournment or postponement thereof, or with the chair of the Meeting on the day of the Meeting, or any adjournment or postponement thereof, or in any other manner permitted by law.


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


A Non-Registered Holder may revoke a voting instruction form or a waiver of the right to receive Meeting Materials and to vote given to an Intermediary at any time by written notice to the Intermediary, except that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive Meeting Materials and to vote that is not received by the Intermediary at least seven days prior to the meeting.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The holders of record of Common Shares as at the close of business on March 23, 2005 (the "Record Date") are entitled to receive notice of the Meeting and will be entitled to vote at the Meeting, except that a transferee of such Common Shares acquired after the Record Date shall be entitled to vote the transferred Common Shares at the Meeting if he or she produces properly endorsed certificates for such Common Shares or otherwise establishes that he or she owns such Common Shares and demands, by written request delivered to the Corporate Secretary of the Company at its registered office (111 Gordon Baker Road, Suite 300, Toronto, Ontario, M2H 3R1) no later than May 18, 2005, that his or her name be included in the list of shareholders entitled to vote at the Meeting.

As of March 1, 2005, Marsulex had 32,035,231 Common Shares issued and outstanding. Each Common Share entitles the holder thereof to one vote.

To the knowledge of the directors and officers of the Company, the only person or corporation which beneficially owned on March 1, 2005, directly or indirectly, or who on such date exercised control or direction over more than 10% of the voting rights attached to any class of voting securities of the Company outstanding on the Record Date is TD Capital Canadian Private Equity Partners ("TD Capital"), a Toronto-Dominion Bank fund, which directly and indirectly owned 18,364,279 Common Shares representing approximately 57.3% of the outstanding Common Shares on that date.

PARTICULARS OF MATTERS TO BE ACTED UPON

1.    ELECTION OF DIRECTORS

The Articles of the Company provide that the Company shall have a minimum of three directors and a maximum of fifteen directors. The number of directors to be elected at the Meeting has been fixed at eight. The term of office for each of the present directors will expire at the Meeting when a successor is elected. Each director elected at the Meeting shall hold office until the next annual meeting of shareholders or, subject to the Company's by-laws and to applicable laws, until such office is earlier vacated.

The management representatives designated in the enclosed form of proxy intend to vote for the election, as directors, of the proposed nominees whose names are set out below. All of the nominees are now directors and have been directors of the Company since the dates set out opposite their names. Subject to the proposed nominees' acceptance of a directorship, management does not expect that any of the proposed nominees will be unable to serve as a director. However, if any of the proposed nominees are for any reason unable to serve as a director, the persons named in the enclosed form of proxy will use their best judgement in voting for an alternative nominee.

The following table sets forth the names of and certain additional information for the persons proposed to be nominated for election as directors of the Company. Current members of each of the four standing committees of the Board of Directors are indicated by footnote. The Company does not have an executive committee of the Board.

     Board of Directors


---------------------------------------------------------------------------------------------------------------------------

                                                                              Number of      Number of       Number of
 Name and Municipality                                           Director      Common       Securities       Deferred/
      of Residence         Principal Occupation                    Since      Shares(1)        Under        Performance
                                                                                              Options      Share Units(2)
                                                                                              Granted
---------------------------------------------------------------------------------------------------------------------------


Roderick Barrett (3)      Managing Partner
Toronto, Ontario          Stikeman Elliott LLP,                     1993          18,286        40,000         20,764
                          Barristers & Solicitors
---------------------------------------------------------------------------------------------------------------------------
William Lambert (4)       Managing Director
Toronto, Ontario          TD Capital Group Limited                  2002               0        0              0
---------------------------------------------------------------------------------------------------------------------------
Ian M. Matheson (5) (6)   Chief Consulting Officer
Mississauga, Ontario      Risk Management Consultants of            1989          11,068        40,000         21,530
                          Canada Limited
---------------------------------------------------------------------------------------------------------------------------
David McCann (6)          Managing Director
Toronto, Ontario          TD Capital Group Limited                  2002               0        0              0
---------------------------------------------------------------------------------------------------------------------------
John A. Rogers (3) (4)    President and Chief Executive
Toronto, Ontario          Officer                                   1996          11,068        40,000         20,850
                          MDS Inc.
---------------------------------------------------------------------------------------------------------------------------
William C. Stevens        Vice President and Director
Toronto, Ontario          TD Capital Group Limited                  2005               0        0              0
---------------------------------------------------------------------------------------------------------------------------
Lee C. Stewart (4) (6)
Weston, Connecticut       Company Director                          2000          10,843        16,000         6,908
---------------------------------------------------------------------------------------------------------------------------
Robert Yohe (3) (4) (5)
(6)                       Company Director                          1996          47,007        40,000         10,162
Bonita Springs, Florida
---------------------------------------------------------------------------------------------------------------------------

(1) Includes Common Shares over which control or direction is exercised. The information as to Common Shares beneficially owned or controlled, not being within the knowledge of the Company, has been given by the directors.
(2) Directors, with the exception of Messrs. Lambert, McCann and Stevens, have the option of receiving their compensation in the form of Deferred
     Share Units under the Marsulex Deferred Share Unit Plan (Directors) and may be granted Performance Share Units under the Marsulex Performance
     Share Unit Plan.
(3)  Member of the Corporate Governance Committee.
(4)  Member of Audit Committee. Mr. Lambert was a member of the Audit
     Committee until March 1, 2005. Mr. Yohe was appointed to the Audit
     Committee on March 1, 2005.
(5)  Member of the Environmental, Health & Safety Committee.
(6) Member of the Human Resources and Compensation Committee. Mr. Matheson was a member of the Human Resources and Compensation Committee until December 2, 2004. Mr. Stewart was appointed to the Human Resources and
     Compensation Committee on December 2, 2004.

EXECUTIVE COMPENSATION

The following table sets forth, for the year ended December 31, 2004, the compensation of the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company whose respective total salary and bonus for the year ended December 31, 2004 (including non-cash compensation) exceeded Cdn. $150,000. The Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers are collectively referred to as the "Named Executives."


SUMMARY COMPENSATION TABLE

-------------------------------------------------------------------------------------------------------------------------
                                                                             Long-Term Compensation
-------------------------------------------------------------------------------------------------------------------------
                                            Annual Compensation                    Awards
-------------------------------------------------------------------------------------------------------------------------

                                                               Other       Securities       Restricted
                                                               Annual         Under           Share
                                                              Compen-        Options          Units         All Other
Name and Principal                    Salary      Bonus       sation        Granted          Granted       Compensation
    Position                  Year      ($)        ($)          ($)           (#)            ($) (1)         ($) (2)
--------------------------------------------------------------------------------------------------------------------------


Laurie Tugman (3)             2004    284,500     105,000      - (4)          0               175,599         15,500
President and Chief
Executive Officer             2003    268,333     127,000      - (4)          0               195,500         13,417

                              2002    255,000     104,000      - (4)          35,750           91,875         12,750
--------------------------------------------------------------------------------------------------------------------------
Edward R.(Ted) Irwin (5)      2004    157,917      44,000    28,285 (6)       0                73,838          7,896
Chief Financial Officer
                              2003    146,250      49,225    28,721 (6)       0                67,490          7,312

                              2002    139,167      43,000    22,739 (6)       15,000           33,750          5,833
--------------------------------------------------------------------------------------------------------------------------

Robert Cardell (7)            2004    184,167      55,000      - (4)          0                67,120         20,719
VP and General Manager,
Power Generation Group        2003    179,166      34,800      - (4)          0                60,260         19,792

                              2002    175,000      43,500      - (4)          19,500           26,814         14,281
--------------------------------------------------------------------------------------------------------------------------

Doug Osborne                  2004    145,833      53,000    21,996 (8)       0                69,810          7,291
Vice President,
Western Business              2003    139,167      50,000    23,584 (8)       0                61,200          6,958

                              2002    135,000      82,850    21,731 (8)       10,500           23,438          6,750
--------------------------------------------------------------------------------------------------------------------------

Brian Stasiewicz (9)          2004    204,167      46,000      - (4)          0                74,533         22,969
Vice President,
Refinery Services             2003    200,000      73,000      - (4)          0                72,767         22,083

                              2002    181,812      75,000      - (4)          18,250           25,648         18,379
--------------------------------------------------------------------------------------------------------------------------

David Gee (10)                2004    390,000     156,000      - (4)          0               389,862      4,310,340(11)
Former President and
Chief Executive Officer       2003    388,333     220,000      - (4)          0               476,000        149,547

                              2002    377,500     182,000      - (4)          32,500          364,875        218,471
--------------------------------------------------------------------------------------------------------------------------


NOTES:
(1) The value of the performance share units is calculated by multiplying the number of units granted by the closing price of the Company's Common Shares as at the date of the grant (2004 - $5.37; 2003 - $3.40; 2002 -
      $3.75). A total of 230,415 performance share units were granted by the Board of Directors in 2004 pursuant to the Performance Share Unit Plan described below, which units were valued on December 31, 2004 at $1,612,905. Dividends are not paid on performance share units.
(2) Amounts reported include contributions to a group registered retirement savings plan available to all employees of the Company.
(3) Mr. Tugman held the position of Executive Vice President and Chief Financial Officer until March 10, 2004, at which date he became Chief Operating Officer. Mr. Tugman held this position until he was appointed to his current position of President and Chief Executive Officer on November 19, 2004.
(4) The value of perquisites and benefits paid to the Named Executive is less than the lesser of $50,000 and 10% of the Named Executive's total annual salary and bonus.
(5) Mr. Irwin was appointed to the position of Chief Financial Officer on March 10, 2004.
(6) The amounts reported include amounts paid to Mr. Irwin in respect of his automobile allowance and related expenses (2004 - $18,638; 2003 - $19,708; 2002 - $18,352) and the approximate cost of other benefits provided to all employees, including health and dental insurance, long-term disability insurance and group life insurance.
(7)   All amounts reported for Mr. Cardell are expressed in US dollars.

(8) The amounts reported include amounts paid to Mr. Osborne in respect of his automobile allowance and related expenses (2004 - $13,770; 2003 - $16,180; 2002 - $13,827) and the approximate cost of other benefits provided to all employees, including health and dental insurance, long-term disability insurance and group life insurance.
(9)   All amounts reported for Mr. Stasiewicz are expressed in US dollars.
(10) Mr. Gee ceased to hold the position of President and Chief Executive Officer effective November 19, 2004.
(11) The amount reported includes a settlement payment of $4,287,886 described below.

OPTION GRANTS

No options were granted in 2004.


                                                    2004 YEAR-END OPTION VALUES

---------------------------------------------------------------------------------------------------------------------------

                         Securities                             Unexercised Options         Value of Unexercised
                        Acquired on         Aggregate Value     at December 31, 2004       in-the-Money Options at
                          Exercise            Realized           (#) Exercisable /            December 31, 2004
    Name                    (#)                  ($)              Unexercisable (1)    ($) Exercisable / Unexercisable (1)
---------------------------------------------------------------------------------------------------------------------------

Laurie Tugman                nil                 nil           291,500 / 11,917            1,042,383 / 36,942
---------------------------------------------------------------------------------------------------------------------------

Edward R. (Ted)              nil                 nil            10,000 / 5,000              31,000 / 15,000
Irwin
---------------------------------------------------------------------------------------------------------------------------

Robert Cardell               nil                 nil            13,000 / 6,500              40,300 / 20,150
---------------------------------------------------------------------------------------------------------------------------

Doug Osborne                 nil                 nil             8,250 / 3,500              27,078 / 10,850
---------------------------------------------------------------------------------------------------------------------------

Brian Stasiewicz             nil                 nil            223,667 / 6,083             702,667 / 18,858
---------------------------------------------------------------------------------------------------------------------------

David Gee                    nil                 nil             953,500 / nil              3,186,833 / nil
---------------------------------------------------------------------------------------------------------------------------


NOTE:
(1) Representing options on Common Shares of the Company. The closing price of Marsulex's stock on December 31, 2004 was $7.00.

OPTION REPRICINGS

The Company has not repriced downward any options since inception of the Stock Option Plan (described below).

SETTLEMENT AGREEMENT WITH FORMER CEO

In November 2004, the Company entered into a settlement agreement with David Gee, the former President and CEO of the Company. The total cost of payments to Mr. Gee in connection with his departure from the Company pursuant to the settlement agreement amounted to $4,287,886. This amount represents the payment of (i) a settlement award calculated using years of service with the Company and the years of service with the prior employer, (ii) the bonus in respect of service for the 2004 year, (iii) a lump sum retiring allowance, and
(iv) a lump-sum contribution made in respect of a supplemental pension plan (described below). Also pursuant to the settlement agreement, the Company agreed to continue to make its premium contributions so as to provide for certain benefits (including life and health care insurance) until the earlier of (a) June 30, 2007 and (b) the date Mr. Gee secures comparable benefit coverage. Under the terms of the settlement agreement, all performance share units and stock options held by Mr. Gee (under the plans described below), to the extent then not vested, vested immediately.

SUPPLEMENTAL PENSION PLAN FOR FORMER CEO

In 1999, the Company established a Supplemental Pension Plan (the "Plan") for David Gee. The Plan was structured to provide Mr. Gee with an annual target pension income upon retirement at age 65 of $291,903. This target pension income was based on (1) Mr. Gee's approximately 9.5 years of service at a previous employer, as well as his projected 17 years of service at the Company to age 65, and (2) a projected average salary based on a 4% annual increase to base salary together with bonuses over the 17 years of service. Pursuant to the Plan, after taking into consideration the income generated from the existing group registered retirement savings plan and Mr. Gee's pension from the previous employer, the Company determined that an annual payment of approximately $130,000 (including $10,000 estimated expenses) into the Plan would achieve the desired target pension income. In 2002, a review of contributions determined that funding in 2000 and 2001 was insufficient to meet the pension objectives for those years due to overstated interest components used in the funding estimate software. An additional contribution of $53,430 was made by the Company to bring the Plan to appropriate 2002 objective levels. Pursuant to the settlement agreement entered into with Mr. Gee (as described above), the Company has satisfied its obligations with respect to the Plan.

REPORT ON EXECUTIVE COMPENSATION BY THE HUMAN RESOURCES AND COMPENSATION
COMMITTEE

The Human Resource and Compensation Committee (the "HRCC") assists the Board of Directors in establishing the compensation philosophy for the Company and reviewing the design, competitiveness and implementation of the Company's compensation and benefit plans. The HRCC annually reviews the performance of the President and Chief Executive Officer and, together with the President and Chief Executive Officer, the performance of senior management.

The HRCC regularly retains independent compensation consultants (for example, Aon was retained in 2004) to assist with reviews of the Company's compensation programs. This review compares the Company's program with those of selected comparable companies in the industrial services industries and other small to mid-sized Canadian and U.S. companies. The HRCC believes that this review process provides an effective, ongoing evaluation of the program relative to current industry practice.

The HRCC also reviews and monitors management succession processes and provides assistance to the President and Chief Executive Officer on senior management appointments.

Four Board members, all outside directors, served on the HRCC in 2004: Robert Yohe (Chair), Ian Matheson, Lee Stewart and David McCann. Ian Matheson served until December 2, 2004 when he was replaced by Mr. Stewart.

The objectives of the Company's compensation program are to attract and retain highly qualified senior management, motivate superior performance and align the interests of senior management with the interests of the Company's shareholders. The compensation program is linked to achieving both short-term and longer-term goals of the Company. Accordingly, a significant portion of senior management's compensation is based upon the Company's success in meeting specified performance goals, including strategic plan objectives and appreciation in the Company's share price.

The Company's compensation program for senior management is composed of 3 components: (1) base salary, (2) annual incentive awards for the accomplishment of specific goals and objectives, and (3) long-term rewards for increasing shareholder value.

(1)   Base Salary

      The Company maintains base salary guidelines derived from an assessment of relative duties and responsibilities with corresponding salary ranges for each position targeted to deliver compensation at or about the market median. The HRCC reviews the base salary structure on an annual basis for equity, consistency with performance, and competitiveness.

(2)   Annual Short-Term Incentive Awards

      Under the short-term incentive compensation plan, senior management members are eligible for annual bonuses based on (a) the Company's success in achieving defined performance targets based on earnings before interest, taxes, depreciation and amortization (EBITDA) and return on capital (ROC), and (b) their individual success in accomplishing the personal goals and expectations as determined and set out in their objectives each year. The plan participants, their rates of participation, the minimum standards required to qualify for awards and the criteria used to determine awards under the plan are established annually by the HRCC and recommended to the Board of Directors. The HRCC sets the annual objectives and reviews the performance of the President and Chief Executive Officer, with confirmation by the Board, while the President and Chief Executive Officer sets the annual objectives and reviews the performance of the other Named Executives, with confirmation by the HRCC.

      The President and Chief Executive Officer, and Chief Financial Officer are eligible to earn target bonuses of 50% and 35%, respectively, of their base salaries, with both awards based 60% on the achievement of targeted consolidated results and 40% on the achievement of individual performance objectives. The other Named Executives are eligible to earn target bonuses of 35% of their base salaries, based 20% on the achievement of targeted consolidated results, 40% on the achievement of targeted results of their respective business segments, and 40% on the achievement of individual performance objectives. Under this plan, the participants can earn bonuses in excess of their targets in the event that targeted consolidated results, targeted business segment results, and/or individual performance objectives are exceeded.

(3)   Long-term Rewards

      All Named Executives participate in an incentive compensation plan under which they are entitled to long-term awards based on the Company's success in achieving return on capital objectives. The HRCC determines the annual plan targets each year, subject to the approval of the Board.

Performance Share Unit Plan and Deferred Share Unit Plan (Executives)

In 2002, the Company established a Performance Share Unit Plan (the "PSU Plan") to provide long-term incentive compensation for management employees and key persons that emphasizes pay for performance. Grants under the PSU Plan are made at the discretion of the Board, which also prescribes the performance factors (measured by the Company's return on capital) used to determine the number of performance share units (PSU's), which will vest at the expiry of the grant period. Plan participants who elect not to participate in the Deferred Share Unit Plan (described below) and who continue to be employed by the Company at the expiry of the grant period, will be entitled to that number of Marsulex common shares that can be purchased on the open market with an amount equal to the number of vested PSU's multiplied by the then market value of the common shares less all applicable source deductions.

The Company also established a Deferred Share Unit Plan (Executives) (the "DSU Plan") for management employees and key persons to defer until retirement, termination, resignation or death, delivery to the participant of the underlying common shares of Marsulex and the concomitant requirement for the payment of taxes associated therewith. Unless a participant elects otherwise, vested PSU's automatically convert on a one-for-one basis to deferred share units (DSU's) at the expiry of the grant period. On the settlement date (a date between the date of retirement, termination, resignation or death and the end of the following calendar year), a participant is entitled to receive a number of common shares of the Company purchased on the open market, or cash, or a combination of such shares and cash at his/her discretion. The entitlement amount is the amount of DSU's multiplied by then market value of the shares less all applicable source deductions.

Stock Option Plan

The Company has a stock option plan for management employees and key persons (the "Stock Option Plan"). Persons generally employed by the Company in management functions, senior officers and directors of the Company, or an affiliate of the Company, are eligible to participate in the Stock Option Plan. Participants are determined by the HRCC and confirmed by the Board. The number of Common Shares issuable under the Plan cannot, at present, exceed 3,120,227. Options are to be issued with an exercise price of not less than the closing price of the Common Shares on the Toronto Stock Exchange on the day prior to the issuance and are to be exercisable for up to a maximum of ten years. The Board may, in granting options, provide that the right to exercise the options vests over a specified period. In such a case, the options nevertheless become automatically exercisable in full if control over the Company changes. If a participant's employment is terminated due to death or voluntary resignation, or if a director participant leaves the Board, the vesting of options held by such participant automatically ceases and vested options may not be exercised by the participant after the earlier of the first anniversary of such termination and the expiry of the options. If a participant's employment is terminated otherwise than for cause, the vesting of options held by the participant continues during the notice period established by the participant's employment contract or otherwise and vested options held by the participant may be exercised until the option's expiry period. No financial assistance is provided by the Company to assist grantees of options to purchase Common Shares.

In 2002, the Company discontinued the use of stock options for long-term incentive compensation and replaced them with grants under the PSU Plan.

Review of President and Chief Executive Officer Compensation

In determining the 2004 long-term incentive award for Laurie Tugman, President and Chief Executive Officer of the Company, the HRCC took into consideration Mr. Tugman's performance against his 2004 goals and objectives as Chief Operating Officer established by the Board of Directors. These included the Company's actual 2004 performance against specific metrics reviewed and approved by the Board of Directors, as well as the accomplishment of specific operational and organizational objectives, including the agreements for the expansion of the Montreal Facility, the recertification under the Responsible Care initiative and the continued improvement of responsible management processes in this area. Mr. Tugman was awarded incentive compensation of $105,000 in consideration of his successful accomplishment of the above objectives. A total of 62,435 performance share units were granted to Mr. Tugman in March of 2005 under the Company's PSU Plan.

STOCK OWNERSHIP GUIDELINES

In order to better align senior management's interests with those of the Company's shareholders, the Company has adopted minimum stock ownership guidelines. Under these guidelines, executives (including the Named Executives) are expected to accumulate and hold common stock, performance share units and vested "in-the-money" stock options (as described above) in accordance with the following table:


-------------------------------------------------------------------------------------------------------------------------

                                                                                                    Value of units
                                                           Guideline                                held under this
                                                        Multiple of Base          Value of           Guideline at
    Name                                                    Salary              Base Salary        December 31, 2004 (1)
-------------------------------------------------------------------------------------------------------------------------


Laurie Tugman                                               2 times              $650,000             $1,691,813
-------------------------------------------------------------------------------------------------------------------------

Edward R. (Ted) Irwin                                       1 times              $160,000              $233,528
-------------------------------------------------------------------------------------------------------------------------

Robert Cardell (2)                                          1 times              $185,000              $252,460
-------------------------------------------------------------------------------------------------------------------------

Doug Osborne                                                1 times              $147,000              $228,246
-------------------------------------------------------------------------------------------------------------------------

Brian Stasiewicz (2)                                        1 times              $205,000              $827,365
-------------------------------------------------------------------------------------------------------------------------


NOTES:
(1) Units were valued at the closing price of Marsulex's stock on December 31, 2004 of $7.00.
(2)   All amounts reported are expressed in US dollars.

BENEFITS

Executive Officers of the Company are entitled to receive other benefits on substantially the same basis as employees of the Company generally. Other benefits specific to the former CEO are described in the previous section.

Summary

The HRCC is satisfied that the Company's compensation program is competitive, reflects market practices, is appropriate to attract and retain a skilled team of senior management and motivate superior performance to achieve the Company's strategic objectives and optimize shareholder value.

The foregoing report was submitted to the Board of Directors for approval by the Human Resources and Compensation Committee:

     Robert Yohe (Chair)
     Ian Matheson (HRCC member until December 2, 2004)
     David McCann
     Lee Stewart (HRCC member appointed December 2, 2004)

PERFORMANCE GRAPH

The following graph compares the total cumulative shareholder return for $100 invested in common shares of the Company with the total cumulative return of the S&P/TSX Composite Index over the last five years. On December 31, 2004, the Company's Common Shares closed at $7.00.


The omitted graph indicates that a $100 investment in common shares of the Company on January 1, 1999 would have had a value of approximately $219 on December 31, 2004. The omitted graph also indicates that the same $100 investment in the S&P/TSX Composite Index on January 1, 1999 would have had a value of approximately $119 on December 31, 2004.


EMPLOYMENT CONTRACTS

All of the Named Executives are parties to offer letters with the Company, which outline the terms and conditions pertaining to their employment. In addition to the compensation under the heading "Executive Compensation" above, these contracts provide as follows:

In the case of Laurie Tugman, if Mr. Tugman's employment is terminated for any reason other than for cause, the Company is obligated to continue to pay Mr. Tugman's total compensation, including benefits and car allowance, for a period of 24 months. In the case of Ted Irwin, if Mr. Irwin's employment is terminated as a result of a sale of the Company, the Company is obligated to pay Mr. Irwin severance of 12 months salary and benefits. If Mr. Irwin's employment is terminated for any other reason other than for cause, the Company is obligated to pay him severance of 9 months (12 months on or after March 2007) salary and benefits. In the case of Robert Cardell, if Mr. Cardell's employment is terminated by the Company for any reason other than for cause, the Company is obligated to provide at least 12 months notice or payment in lieu thereof. In the case of Doug Osborne, if Mr. Osborne's employment is terminated as a result of a sale of the Company, or the sale of the Company's western business, the Company is obligated to pay Mr. Osborne severance of 12 months salary and benefits. If Mr. Osborne's employment is terminated for any other reason other than for cause, the Company is obligated to pay him severance of 9 months salary and benefits. In the case of Brian Stasiewicz, if Mr. Stasiewicz's employment is terminated for any reason other than for cause, the Company is obligated to provide him with approximately 15 months notice or a payment equivalent to such period in lieu of notice.

The annual salaries of officers of the Company (including the Named Executives) were recently reviewed. Effective March 1, 2005, the base salaries of the Named Executives are: Laurie Tugman - $325,000; Ted Irwin - $170,000; Robert Cardell - US$190,000; Doug Osborne - $170,000; and Brian Stasiewicz - US$205,000.

COMPENSATION OF DIRECTORS

No fees are paid to Messrs. Lambert, McCann or Stevens for acting as directors of the Company. Every other director of the Company is entitled to receive an annual retainer of $15,000, meeting fees in the amount of $1,500 per meeting and committee meeting fees of $500 per meeting. A director who is the chair of a committee of the Board receives an additional annual retainer of $3,000 which retainer was increased to $4,500 effective March 1, 2005.

In 2002, the Company established a Deferred Share Unit Plan (Directors) (the "DSU Directors' Plan") pursuant to which a director can elect to receive no less than 25% and up to 100% of his annual retainer in deferred share units (DSU's) in lieu of cash or shares. If a director elects to so receive 100% of his annual retainer in the form of DSU's, he may also elect to receive 100% of his meeting fees and committee chair fees in the form of DSU's in lieu of a cash payment. On the settlement date (based on the date of resignation or death), a director will be entitled to receive, at his option, common shares of the Company, cash, or a combination of cash and shares in satisfaction of the DSU's. A cash payment or an amount to be used to purchase shares on the open market is the number of DSU's credited to a director's account multiplied by the then market price of the shares less all applicable source deductions. In 2004, a total of 14,410 DSU's were credited to the accounts of directors who elected to participate in the DSU Plan.

Directors (other than Messrs. Lambert, McCann and Stevens) are also eligible to participate in the Company's Stock Option Plan and PSU Plan. No options were granted to directors in 2004. A total of 12,865 PSU's were granted to eligible directors in 2004.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table (presented in accordance with Form 51-102F5 of NI 51-102) sets out, as at December 31, 2004, the number of securities to be issued upon the exercise of outstanding options, the weighted average exercise price of outstanding options and the number of securities remaining available for future issuance under the Company's Stock Option Plan. (The Stock Option Plan was approved by the shareholders of the Company; there are no equity compensation plans that have not been approved by the Company's shareholders.)


===========================================================================================================================
                                    Number of shares to be      Weighted-average exercise     Number of shares remaining
                                   issued upon exercise of         price of outstanding          available for future
                                   outstanding options and          options and rights         issuance under the Plan
                                          rights                                             (excluding shares reflected
        Plan Category                                                                             in column (a))
                                             (a)                           (b)                          (c)
==========================================================================================================================
   Equity compensation plans
   approved by shareholders
==========================================================================================================================
       Stock Option Plan                  2,051,765                       $3.84                       1,407,295
==========================================================================================================================
             Total                        2,051,765                       $3.84                       1,407,295
==========================================================================================================================

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

No director, officer nor the associate of any such person is indebted to the Company.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

No informed person (as defined in Material Instrument 54-102) of the Company, which includes its directors and officers, has any interest in any material transaction involving the Company.

DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION

The Company has a policy of insurance for its directors and officers and those of its subsidiaries, Marsulex Montreal, MET, and IT. The limit of liability applicable to all insured directors and officers under the current policy, which expires on May 1, 2005, is $55 million in the aggregate inclusive of defence costs. Under the policy, the Company has reimbursement coverage to the extent that it has indemnified the directors and officers in excess of a deductible of $100,000 for each loss. The policy includes securities claims coverage for the Company, insuring it against any legal obligation to pay on account of any securities claims brought against it. The total premium paid by the Company in respect of coverage during 2004 was $245,870, no part of which is payable by the directors or officers of the Company.

The by-laws of the Company also provide for the indemnification of the Company's directors and officers from and against any liability and cost in respect of any action or suit brought against them in connection with the execution of their duties of office, subject to the limitations contained in the Canada Business Corporations Act.

2.    APPOINTMENT OF AUDITORS

The management representatives designated in the enclosed form of proxy intend to vote in favour of the reappointment of KPMG LLP, as auditors of the Company, to hold office until the next annual meeting of shareholders at a remuneration to be fixed by the directors. KPMG LLP has served as auditors of the Company since 1989.

3.    GENERAL MATTERS

Management is not aware of any matter intended to come before the Meeting, other than the matters described in the accompanying Notice of Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named by management in the form of proxy to vote in respect of those matters in accordance with their judgement.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Board of Directors and management of Marsulex believe that sound corporate governance practices are an important part of the Company's business operations. They therefore support the guidelines of the Toronto Stock Exchange's Corporate Governance Committee (the "Guidelines") and believe that the Company's governance procedures conform to those Guidelines. (The paragraph numbers below correspond to the subsection numbers of the Guidelines as set out in the Toronto Stock Exchange Company Manual, section 474.)

2. The Mandate of the Marsulex Board is consistent with the TSX's requirement that a board assume responsibility for the stewardship of a corporation. The Company's Mandate is reviewed annually and includes the following responsibilities:

      (a)   adoption and reassessment of the strategic plan for the Company;
      (b) identification of principal risks associated with the Company's business and review of systems to manage these risks;
      (c) assessment of senior management and consideration of succession planning;
      (d)   adoption of communications policy for the Company; and
      (e)   review of internal control and management information systems.

      The Board has established four standing committees to assist in this stewardship function. Each committee is composed of outside directors, the majority of which (except in the case of the Environmental, Health & Safety Committee) are unrelated to the Company.

      Human Resources and Compensation Committee - This Committee is responsible for assisting the Board in determining compensation of senior management as well as reviewing the adequacy and form of directors' compensation. The Committee annually reviews the goals and objectives of the Chief Executive Officer and the Chief Financial Officer for the upcoming year and each year conducts an appraisal of the performance of the Chief Executive Officer and the Chief Financial Officer.

      Audit Committee - The Committee is responsible for assisting the Board in fulfilling its oversight responsibility of the Company's financial reporting, public disclosure policy, accounting systems, internal controls and financial risk management and liaising with the external auditors.

      Environmental, Health and Safety Committee - This Committee is responsible for assisting the Board in monitoring environmental, health and safety issues. Responsibilities include policies on employee health and safety, the environment, product responsibility, and the transportation of hazardous materials. On a regular basis, the Committee commissions and reviews external audits related to Marsulex's compliance and reviews management's activities with respect to correcting any deficiencies.

      Corporate Governance Committee - This Committee is responsible for developing the Company's approach to corporate governance issues, advising the Board in filling vacancies on the Board and periodically reviewing the composition and effectiveness of the Board and the contribution of individual directors.

3. The Board is currently composed of eight members. Three of the current directors are considered to be related to the Company. TD Capital controls a majority of the votes for the election of directors and as such is considered to be the Company's "significant shareholder" under the Guidelines.

4. Each year the Board, assisted by the Corporate Governance Committee, undertakes an analysis of each director's relationship with the Company to determine if any are "related" as contemplated by the Guidelines. In December 2004, consideration was given, once again, to past and present engagement of the director's professional services or the services of a company in which the director has an interest, the significance of any remuneration for that engagement, and other business or interests which could reasonably be perceived to materially interfere with that director's ability to act in the best interests of the Company. The "related" directors are: Roderick Barrett, a partner in Stikeman Elliott LLP, solicitors to the Company and Ian Matheson, employed by Risk Management Consultants of Canada Limited, a risk management company providing consulting services to the Company.

      The Board has considered the relationship of each of the directors to TD Capital, the Company's significant shareholder, and determined Messrs. David McCann and William Lambert (Managing Directors of TD Capital) and William Stevens (Vice President and Director of TD Capital) to be related to the significant shareholder. The Board believes that the composition of the Board, being comprised of a majority of persons who do not have a relationship with the significant shareholder, fairly reflects the interests of minority shareholders in the Company.

5. The mandate of the Corporate Governance Committee includes the responsibility for assisting the Board in filling vacancies on the Board.

6. The mandate of the Corporate Governance Committee also includes an annual review of the performance of the Board, committees of the Board, and if deemed appropriate, individual directors.

7. The Board does not have a formal orientation program for new directors. However, new directors meet with management to review the business of the Company and are provided with certain historical documentation and materials from recent previous Board and committee meetings.

8. The mandate of the Corporate Governance Committee includes the periodic review of the composition of the Board. While the Board feels that its current size is conducive to the supervision of the business of the Company and the efficient evaluation of business opportunities, the Board views the addition of outside and unrelated directors as desirable and will expand the Board to accommodate candidates with exceptional qualifications.

9. The Compensation Committee reviews the adequacy and form of directors' compensation on an annual basis. Each director is paid an annual retainer, attendance fees, committee chair fees (if appropriate) and they are also eligible to participate in the Company's Stock Option Plan, Performance Share Unit Plan, and Deferred Share Unit Plan (Directors). The Board believes that the directors' compensation package realistically reflects the responsibilities and risk involved in being an effective director.

10. The Compensation and Corporate Governance Committees are comprised of three directors, all of whom are outside directors and the majority of whom are unrelated to the Company. The Audit Committee is comprised of three directors, all of whom are outside directors and are unrelated to the Company. The Environmental, Health & Safety Committee is comprised of 2 directors both of whom are outside directors and one of whom is unrelated to the Company.

11. The Corporate Governance Committee is responsible for developing the Company's approach to corporate governance, including this Statement.

12. In connection with the appointment of the President and Chief Executive Officer in November 2004, the position description of this office was reviewed and updated. The compensation of the President and Chief Executive Officer is directly tied to the successful completion of objectives determined and evaluated by the Board, assisted by the Compensation Committee. In addition, the Company has an Authorizations Policy, approved by the Board, which sets out the limits of each officer's authorization by financial and other parameters.

13. The Board of Directors has appointed a Chair, Mr. David McCann, who is not a member of management and is not related to the Company, but is related to the Company's significant shareholder. The Company has a policy formalizing the opportunity afforded to the Board to meet without the presence of management and without the presence of members of the Board who are related to the Company's significant shareholder at the conclusion of each Board meeting.

14. The Audit Committee is composed entirely of outside directors. The terms of reference for the Committee specifically define its responsibilities and include the oversight of management reporting on internal controls. The external auditors of the Company are invited to attend all meetings of the Committee, and Committee members are afforded the opportunity to communicate with the external auditors without the presence of management.

15. The Company has a policy enabling an individual director, upon notice to the President and Chief Executive Officer and with the approval of the Corporate Governance Committee, to engage, at the Company's expense, an outside advisor.

OTHER INFORMATION CONCERNING MARSULEX

The Common Shares are listed on the TSX with the trading symbol:  MLX.

Copies of the Company's latest Annual Information Form (or Form 20-F, as the case may be) (together with the documents incorporated therein by reference), the comparative financial statements of the Company for 2004 together with the report of the auditors thereon, management's discussion and analysis of the Company's financial condition and results of operations for 2004, the interim financial statements of the Company for periods subsequent to the end of the Company's last fiscal year and this Management Information Circular are available upon request from the Company at 416-496-9655. Additional information relating to the Company is on SEDAR at www.sedar.com at the Company's profile.

APPROVAL BY BOARD OF DIRECTORS

The Board of Directors of Marsulex has approved the contents and the sending of this Management Information Circular to the shareholders of the Company.

                                          By Order of the Board of Directors


                                          /s/ Laurie Tugman
Toronto, Ontario                          LAURIE TUGMAN
March 21, 2005                            President and Chief Executive Officer